Exhibit 99.1

Block Names Neha Narula, Director of the Digital Currency Initiative at MIT

Media Lab, to Board of Directors

DISTRIBUTED-WORK-MODEL/SAN FRANCISCO—July 27, 2023—Today Block, Inc. (NYSE: SQ) announced that Neha Narula, Director of the Digital Currency Initiative at the MIT Media Lab, has joined its Board of Directors.

“I’ve long admired Block’s focus on building simple, cohesive products that empower people and communities to participate in the financial system,” said Neha Narula. “We share core values around the power of open source software and the ability for open protocols to transform the way people move money. I’m honored and excited to join Block’s board of directors and contribute to the company’s purpose of economic empowerment.”

“Neha’s expertise in Bitcoin and open source technology is a great addition to our Board,” said Jack Dorsey, Block Head and Chairman. “Neha’s passion for building intuitive, scaled systems to move money across the Internet efficiently fits into our company’s purpose, and we’re excited to have her join our team.”

Neha has served as a Director of the Digital Currency Initiative at the Massachusetts Institute of Technology (“MIT”) Media Lab since January 2017. Prior to joining MIT, Neha was a senior software engineer at Google.

Neha currently serves on the Federal Reserve Bank of New York’s Innovation Advisory Council.

Neha holds a B.A. in Mathematics and Computer Science from Dartmouth College and a Master’s degree and a Ph.D. in Computer Science from MIT.

Block’s Board of Directors also includes Jack Dorsey, Roelof Botha, Amy Brooks, Shawn “JAY-Z” Carter, Paul Deighton, Randy Garutti, Jim McKelvey, Mary Meeker, Sharon Rothstein, Larry Summers, and Darren Walker.

About Block

Block, Inc. (NYSE: SQ) is a global technology company with a focus on financial services. Made up of Square, Cash App, Spiral, TIDAL, and TBD, we build tools to help more people access the economy. Square helps sellers run and grow their businesses with its integrated ecosystem of commerce solutions, business software, and banking services. With Cash App, anyone can easily send, spend, or invest their money in stocks or Bitcoin. Spiral builds and funds free, open-source Bitcoin projects. Artists use TIDAL to help them succeed as entrepreneurs and connect more deeply with fans. TBD is building an open developer platform to make it easier to access Bitcoin and other blockchain technologies without having to go through an institution.

Media Contact

press@block.xyz

Investor Relations Contact

ir@block.xyz

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